                                 Exhibit 99.1

                       JOINT FILERS' NAMES AND ADDRESSES

1.  Name:       Charles E. Price
    Address:    12601 Plantside Drive
                Louisville, KY 40299

1.  Name:       CEP Holdings, Inc.
    Address:    12601 Plantside Drive
                Louisville, KY 40299